EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Agnico-Eagle Mines Limited Amended and Restated Employee Stock Option Plan and the Agnico-Eagle Mines Limited Amended and Restated Incentive Share Purchase Plan, of our report dated March 14, 2008, with respect to the consolidated financial statements of Agnico-Eagle Mines Limited as of December 31, 2007, and our report dated March 14, 2008, with respect to the effectiveness of internal control over financial reporting of Agnico-Eagle Mines Limited, which reports appear in the December 31, 2007 Annual Report on Form 20-F of Agnico-Eagle Mines Limited, filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ ERNST & YOUNG LLP
June 26, 2008	Chartered Accountants
Licensed Public Accountants